Exhibit 23.4

Consent of John T. Boyd Company

We hereby consent to the reference to John T. Boyd Company in the Prospectus contained in the Registration Statement on Form S-1 of Foundation Coal Holdings, Inc. and any amendments thereto relating to certain coal reserve information.

John T. Boyd Company
/s/ John T. Boyd II Name: John T. Boyd II Title: General Counsel